Exhibit 3.12

AMENDMENT NO. 2
TO
CERTIFICATE OF DESIGNATIONS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
AEROGROW INTERNATIONAL, INC.
A Nevada corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

AeroGrow International, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in Article Four of its Articles of Incorporation, as amended (the “Articles of Incorporation”) and in accordance with the provisions of the Nevada Revised Statutes (the “NRS”), the Company's Board of Directors and the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock have duly ratified and adopted the following resolution amending the Certificate of Designations of Series A Convertible Preferred Stock:

RESOLVED THAT:

Section 4, paragraph (c) of the Certificate of Designations of Series A Convertible Preferred Stock  (the “Certificate of Designations”) of AeroGrow International, Inc., as filed with the office of the Secretary of State of the State of Nevada on June 29, 2009 as document No. 20090516130-07 and as amended by Amendment No. 1 filed with the office of the Secretary of State of the State of Nevada on June 21, 2010 as document No. 20100452600-60 is hereby amended, in its entirety, to read as follows:

“4(c) Conversion Rights

“(c)Series A Preferred Conversion Price.  The conversion price for the Series A Preferred shall be $0.09 as of the date of the filing of this Amendment No. 2 to Certificate of Designations (the “ Series A Preferred Conversion Price ”).  Such Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4.  All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.”

Except as amended herein, the Certificate of Designation, as previously amended, and all other terms, covenants and provisions therein shall remain in full force and effect.

IN WITNESS WHEREOF, said AeroGrow International, Inc., has caused this Amendment No. 2 to Certificate of Designations of Series A Convertible Preferred Stock to be duly executed by its CEO and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 6th day of April, 2012.

AEROGROW INTERNATIONAL, INC.

By:	/s/ J. Michael Wolfe
J. Michael Wolfe, President & CEO